Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2021 Second Quarter Results

•Revenue was $237.4 Million in Second Quarter Fiscal 2021, Approximately Flat to Prior Year
•Diluted EPS of $0.88 in Second Quarter Fiscal 2021; Non-GAAP Adjusted Diluted EPS of $0.78 up 15% from Prior Year Q2 Non-GAAP Adjusted Diluted EPS
•Debt Paydown of $74 million in Second Quarter Fiscal 2021
•Provides Full-Year Fiscal 2021 Outlook

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-November 5, 2020-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its second quarter and first six months ended September 30, 2020.

“We achieved a strong second quarter performance, driven by our leading and trusted portfolio of brands. Our time-tested brand-building and diversified portfolio led to stable revenue that once again translated into strong earnings growth in the second quarter and allowed us to continue our strategy of debt reduction and disciplined capital allocation, all in spite of disruptions related to COVID-19” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Second Fiscal Quarter Ended September 30, 2020

Reported revenues in the second quarter of fiscal 2021 decreased 0.3% to $237.4 million versus $238.1 million in the second quarter of fiscal 2020. Revenues decreased 0.5% excluding the impact of foreign currency. The revenue performance for the quarter was driven by stable consumption across the majority of the Company’s portfolio, partially offset by reduced consumption for certain brands where the category has been disrupted by the COVID-19 virus.

Reported net income for the second quarter of fiscal 2021 totaled $44.6 million, compared to the prior year quarter’s net income of $33.3 million. Diluted earnings per share of $0.88 for the second quarter of fiscal 2021 compared to $0.65 in the prior year comparable period. On a Non-GAAP basis, adjusted net income and adjusted diluted earnings per share for the second quarter of fiscal 2021 were $39.5 million and $0.78, respectively, compared to $34.3 million and $0.68 earnings per share in the prior year comparable period.

The adjustment of net income in the second quarter Fiscal 2021 related to the final regulations issued during the fiscal quarter for certain tax elements imposed under the domestic Tax Cuts and Jobs Act, which resulted in a one-time discrete benefit associated with the utilization of foreign tax credits. Adjustments to net income in the second quarter of Fiscal 2020 included costs associated with a new logistics provider and location, and the related income tax effects of the adjustments.

Six Months Ended September 30, 2020

Reported revenues for the first six months of Fiscal 2021 totaled $466.8 million, a decrease of 0.7%, compared to revenues of $470.2 million for the first six months of Fiscal 2020. The revenue performance for the first six months was driven by stable consumption across the majority of the Company’s portfolio and a benefit associated with higher retailer order patterns to refill customer’s supply chains. This was partially offset by reduced consumption for certain brands where the category has been impacted by the COVID-19 virus.

Reported net income for the first six months of fiscal 2021 totaled $88.3 million versus the prior year comparable period net income of $67.2 million. Diluted earnings per share were $1.74 for the first six months of fiscal 2021 compared to $1.31 per share in the prior year comparable period. Non-GAAP adjusted net income for the first six months of fiscal 2020 was $83.2 million, versus the prior year comparable period’s adjusted net income of $68.2 million. Non-GAAP adjusted earnings per share were $1.64 per share for the first six months of fiscal 2020 compared to $1.33 in the first six months of the prior year.

The adjustment of net income in the six months of Fiscal 2021 related to the final regulations issued during the fiscal quarter for certain tax elements imposed under the domestic Tax Cuts and Jobs Act, which resulted in a one-time discrete benefit associated with the utilization of foreign tax credits. Adjustments to net income in the first six months of Fiscal 2020 included costs associated with a new logistics provider and location, and the related income tax effects of the adjustments.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for second quarter Fiscal 2021 was $52.1 million, an increase compared to $50.2 million during the prior year comparable period. Non-GAAP adjusted free cash flow in the second quarter of Fiscal 2021 was $43.1 million compared to $47.2 million in the prior year. The change in free cash flow versus the prior year was attributable to capital expenditure investments, as anticipated. The Company’s net cash position provided by operating activities for the first six months of Fiscal 2021 was $127.3 million, an increase compared to $103.0 million during the prior year. Non-GAAP adjusted free cash flow for the first six months of Fiscal 2021 was $115.7 million compared to $98.0 million in the first half of the prior year.

The Company's net debt position as of September 30, 2020 decreased to approximately $1.5 billion and the Company's covenant-defined leverage ratio was 4.3x. During the quarter the Company paid down debt outstanding by $74 million as it continued to maintain focus on debt reduction.

Segment Review

North American OTC Healthcare: Segment revenues increased to $216.6 million for the second quarter of fiscal 2021, compared to the prior year comparable quarter's revenues of $213.9 million. The second quarter fiscal 2021 revenue performance was driven by consumption growth across the majority of the segment’s core brand portfolio, but partially offset by a reduction in consumption for certain brands where the category consumption levels have been disrupted by the COVID-19 virus.

For the first six months of the current fiscal year, reported revenues for the North American OTC Healthcare segment increased to $427.2 million compared to $424.7 million in the prior year comparable period. The increased revenue versus the prior year comparable period benefited from an increase in consumption levels for the majority of the Company’s core brand portfolio as well as a benefit in the first quarter associated with higher retailer order patterns to refill customer’s supply chains, partially offset by a reduction in consumption for certain brands where the category consumption levels have been impacted by the COVID-19 virus.

International OTC Healthcare: Segment fiscal second quarter 2021 revenues totaled $20.8 million, compared to $24.2 million reported in the prior year comparable period. Revenues versus the prior year were impacted by reduced consumption for certain brands impacted by the COVID-19 virus such as Hydralyte, partially offset by a foreign currency benefit of approximately $0.7 million.

For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $39.6 million versus the prior year’s comparable period’s revenues of $45.6 million, driven by reduced consumption for certain brands impacted by the COVID-19 virus such as Hydralyte.

Commentary and Outlook for Fiscal 2021

Ron Lombardi, Chief Executive Officer, stated, “Our second quarter revenues were stable owing to the many strengths of our overall business, including our broadly diversified portfolio of leading brands, agile marketing strategy and significant ongoing growth in the eCommerce channel stemming from long-term investments. Our strong financial profile and disciplined capital allocation strategy allowed us to pay down $74 million in debt in the second quarter, which further enables long-term capital allocation optionality.”

“During the second quarter, we experienced more stable consumption and retailer order patterns. This stabilization enables us to offer a full-year outlook based on the trends we are seeing. For revenue, we anticipate FY’21 revenue of ~$925M. This outlook is driven by positive growth in most core brands offset by consumer behaviors stemming from the COVID-19 virus affecting demand in certain categories such as cough and cold during the upcoming peak season. Most importantly we plan to continue to execute our strategy of long-term brand-building and growing sales across our portfolio of core brands,” he continued.

“We expect our leading financial profile will translate into strong earnings growth for the year, owing to disciplined cost management, strong cash flow and continued emphasis on debt reduction. We are confident in our strategy that positions us well to withstand these challenges as evidenced by our first half results. Our brand-building efforts, financial profile and disciplined capital allocation approach will enable us to focus on long-term top- and bottom-line growth prospects that position us for continued success,” he concluded.

Fiscal 2021 Full-Year Outlook
Revenue	Approximately $925 million
Adjusted E.P.S.	Approximately $3.18
Free Cash Flow	$207 million or more

Fiscal Second Quarter 2021 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its second quarter and first half results today, November 5, 2020 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 for the U.S. & Canada and 574-990-1016 internationally. The conference ID number is 4199894. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for approximately one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 4199894.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "target," "guidance," "strategy," "outlook," "plans," "projection," "focus," "may," "will," "would," "expect," "anticipate," "believe”, "positions," "enables," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, adjusted earnings per share, and free cash flow, the Company’s expectations regarding its ability to withstand challenges from the COVID-19 outbreak, the Company’s ability to execute on its brand-building strategy, and maintain or grow market share, and the Company’s ability to position itself for continued success. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the COVID-19 pandemic and business and economic conditions, consumer trends, the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
The Company markets and distributes brand name over-the-counter healthcare products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® and The Doctor's® oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2020	2019	2020	2019
Total Revenues	$237,422	$238,069	$466,816	$470,223

Cost of Sales
Cost of sales excluding depreciation	98,239	100,318	192,363	197,418
Cost of sales depreciation	1,522	1,000	2,924	1,987
Cost of sales	99,761	101,318	195,287	199,405
Gross profit	137,661	136,751	271,529	270,818

Operating Expenses
Advertising and marketing	38,341	38,667	66,091	73,468
General and administrative	20,388	22,514	40,322	44,220
Depreciation and amortization	6,029	6,222	12,094	12,296
Total operating expenses	64,758	67,403	118,507	129,984
Operating income	72,903	69,348	153,022	140,834

Other (income) expense
Interest expense, net	21,266	24,477	43,207	49,497
Other (income) expense, net	(259)	859	(249)	1,275
Total other expense	21,007	25,336	42,958	50,772
Income before income taxes	51,896	44,012	110,064	90,062
Provision for income taxes	7,307	10,760	21,769	22,885
Net income	$44,589	$33,252	$88,295	$67,177

Earnings per share:
Basic	$0.89	$0.66	$1.76	$1.32
Diluted	$0.88	$0.65	$1.74	$1.31

Weighted average shares outstanding:
Basic	50,330	50,455	50,297	51,073
Diluted	50,661	50,811	50,672	51,426

Comprehensive income, net of tax:
Currency translation adjustments	3,665	(3,584)	14,255	(3,808)
Unrecognized gain on interest rate swaps	985	—	1,294	—
Total other comprehensive income (loss)	4,650	(3,584)	15,549	(3,808)
Comprehensive income	$49,239	$29,668	$103,844	$63,369

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2020	March 31, 2020

Assets
Current assets
Cash and cash equivalents	$26,603	$94,760
Accounts receivable, net of allowance of $18,450 and $20,194, respectively	122,207	150,517
Inventories	114,026	116,026
Prepaid expenses and other current assets	7,017	4,351
Total current assets	269,853	365,654

Property, plant and equipment, net	65,161	55,988
Operating lease right-of-use assets	26,211	28,888
Finance lease right-of-use assets, net	10,897	5,842
Goodwill	577,919	575,179
Intangible assets, net	2,481,236	2,479,391
Other long-term assets	3,029	2,963
Total Assets	$3,434,306	$3,513,905

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$55,423	$62,375
Accrued interest payable	7,515	9,911
Operating lease liabilities, current portion	5,411	5,612
Finance lease liabilities, current portion	2,648	1,220
Other accrued liabilities	65,123	70,763
Total current liabilities	136,120	149,881

Long-term debt, net	1,548,100	1,730,300
Deferred income tax liabilities	416,383	407,812
Long-term operating lease liabilities, net of current portion	22,450	24,877
Long-term finance lease liabilities, net of current portion	8,428	4,626
Other long-term liabilities	24,608	25,438
Total Liabilities	2,156,089	2,342,934

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,941 shares at September 30, 2020 and 53,805 shares at March 31, 2020	539	538
Additional paid-in capital	493,756	488,116
Treasury stock, at cost - 3,779 shares at September 30, 2020 and 3,719 shares at March 31, 2020	(119,862)	(117,623)
Accumulated other comprehensive loss, net of tax	(28,612)	(44,161)
Retained earnings	932,396	844,101
Total Stockholders' Equity	1,278,217	1,170,971
Total Liabilities and Stockholders' Equity	$3,434,306	$3,513,905

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2020	2019
Operating Activities
Net income	$88,295	$67,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,018	14,283
Loss on disposal of property and equipment	131	19
Deferred income taxes	3,656	5,827
Amortization of debt origination costs	2,918	1,711
Stock-based compensation costs	4,356	3,902
Non-cash operating lease cost	3,587	3,154
Interest expense relating to finance lease liability	109	—
Changes in operating assets and liabilities:
Accounts receivable	29,358	5,982
Inventories	3,213	(6,400)
Prepaid expenses and other current assets	(2,476)	(3,128)
Accounts payable	(9,183)	8,465
Accrued liabilities	(8,125)	6,616
Operating lease liabilities	(3,446)	(3,398)
Other	(118)	(1,210)
Net cash provided by operating activities	127,293	103,000

Investing Activities
Purchases of property, plant and equipment	(11,619)	(5,822)
Net cash used in investing activities	(11,619)	(5,822)

Financing Activities
Term loan repayments	(130,000)	—
Borrowings under revolving credit agreement	—	30,000
Repayments under revolving credit agreement	(55,000)	(76,000)
Payments of finance leases	(712)	—
Proceeds from exercise of stock options	1,285	544
Fair value of shares surrendered as payment of tax withholding	(1,242)	(880)
Repurchase of common stock	(997)	(49,976)
Net cash used in financing activities	(186,666)	(96,312)

Effects of exchange rate changes on cash and cash equivalents	2,835	(491)
(Decrease) increase in cash and cash equivalents	(68,157)	375
Cash and cash equivalents - beginning of period	94,760	27,530
Cash and cash equivalents - end of period	$26,603	$27,905

Interest paid	$42,423	$48,033
Income taxes paid	$18,818	$14,655

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$216,575	$20,847	$237,422
Cost of sales	91,069	8,692	99,761
Gross profit	125,506	12,155	137,661
Advertising and marketing	34,014	4,327	38,341
Contribution margin	$91,492	$7,828	$99,320
Other operating expenses			26,417
Operating income			$72,903
* Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	427,233	39,583	466,816
Cost of sales	178,896	16,391	195,287
Gross profit	248,337	23,192	271,529
Advertising and marketing	58,694	7,397	66,091
Contribution margin	$189,643	$15,795	$205,438
Other operating expenses			52,416
Operating income			$153,022
*Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$213,878	$24,191	$238,069
Cost of sales	92,931	8,387	101,318
Gross profit	120,947	15,804	136,751
Advertising and marketing	34,595	4,072	38,667
Contribution margin	$86,352	$11,732	$98,084
Other operating expenses			28,736
Operating income			$69,348
* Intersegment revenues of $0.8 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$424,662	$45,561	$470,223
Cost of sales	181,742	17,663	199,405
Gross profit	242,920	27,898	270,818
Advertising and marketing	65,609	7,859	73,468
Contribution margin	$177,311	$20,039	$197,350
Other operating expenses			56,516
Operating income			$140,834
* Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain transition and other costs associated with new warehouse.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income (Loss) before interest expense, net, income taxes provision (benefit), and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain transition and other costs associated with new warehouse.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain transition and other costs associated with new warehouse, tax impact of adjustments, and normalized tax rate adjustment.
•Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.
•Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for transition and other costs associated with new warehouse.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,560,000 at September 30, 2020) less cash and cash equivalents ($26,603 at September 30, 2020). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
(In thousands)
GAAP Total Revenues	$237,422	$238,069	$466,816	$470,223
Revenue Change	(0.3)%		(0.7)%
Adjustments:
Impact of foreign currency exchange rates	—	624	—	(729)
Total adjustments	—	624	—	(729)
Non-GAAP Organic Revenues	$237,422	$238,693	$466,816	$469,494
Non-GAAP Organic Revenue Change	(0.5)%		(0.6)%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
(In thousands)
GAAP Total Revenues	$237,422	$238,069	$466,816	$470,223

GAAP Gross Profit	$137,661	$136,751	$271,529	$270,818
GAAP Gross Profit as a Percentage of GAAP Total Revenue	58.0%	57.4%	58.2%	57.6%
Adjustments:
Transition and other costs associated with new warehouse (1)	—	1,407	—	1,407
Total adjustments	—	1,407	—	1,407
Non-GAAP Adjusted Gross Margin	$137,661	$138,158	$271,529	$272,225
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	58.0%	58.0%	58.2%	57.9%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
(In thousands)
GAAP Net Income	$44,589	$33,252	$88,295	$67,177
Interest expense, net	21,266	24,477	43,207	49,497
Provision for income taxes	7,307	10,760	21,769	22,885
Depreciation and amortization	7,551	7,222	15,018	14,283
Non-GAAP EBITDA	$80,713	$75,711	$168,289	$153,842
Non-GAAP EBITDA Margin	34.0%	31.8%	36.1%	32.7%
Adjustments:
Transition and other costs associated with new warehouse in Cost of Goods Sold (1)	—	1,407	—	1,407
Total adjustments	—	1,407	—	1,407
Non-GAAP Adjusted EBITDA	$80,713	$77,118	$168,289	$155,249
Non-GAAP Adjusted EBITDA Margin	34.0%	32.4%	36.1%	33.0%
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2020	2020 Adjusted EPS	2019	2019 Adjusted EPS	2020	2020 Adjusted EPS	2019	2019 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income	$44,589	$0.88	$33,252	$0.65	$88,295	$1.74	$67,177	$1.31
Adjustments:
Transition and other costs associated with new warehouse in Cost of Goods Sold (1)	—	—	1,407	0.03	—	—	1,407	0.03
Tax impact of adjustments (2)	—	—	(344)	(0.01)	—	—	(344)	(0.01)
Normalized tax rate adjustment (3)	(5,106)	(0.10)	—	—	(5,106)	(0.10)	—	—
Total adjustments	(5,106)	(0.10)	1,063	0.02	(5,106)	(0.10)	1,063	0.02
Non-GAAP Adjusted Net Income and Adjusted EPS	$39,483	$0.78	$34,315	$0.68	$83,189	$1.64	$68,240	$1.33
Note: Amounts may not add due to rounding.
(1) Items related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during the transition.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
(In thousands)
GAAP Net Income	$44,589	$33,252	$88,295	$67,177
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	11,374	14,039	29,775	28,896
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(3,824)	2,932	9,223	6,927
Total adjustments	7,550	16,971	38,998	35,823
GAAP Net cash provided by operating activities	52,139	50,223	127,293	103,000
Purchases of property and equipment	(9,066)	(3,866)	(11,619)	(5,822)
Non-GAAP Free Cash Flow	43,073	46,357	115,674	97,178
Transition and other payments associated with new warehouse (1)	—	810	—	810
Non-GAAP Adjusted Free Cash Flow	$43,073	$47,167	$115,674	$97,988
(1) Payments related to new warehouse represent costs to transition to the new warehouse and duplicate costs incurred during transition.

Outlook for Fiscal Year 2021:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

Projected FY'21 GAAP EPS	$3.28
Adjustments:
Normalized tax rate adjustment for discrete income tax items (1)	(0.10)
Total Adjustments	(0.10)
Projected Non-GAAP Adjusted EPS	$3.18
(1) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'21 GAAP Net cash provided by operating activities	$232
Additions to property and equipment for cash	(25)
Projected Non-GAAP Free Cash Flow	$207